Exhibit 10.28
Description of Independent Director Compensation
     For 2010, the compensation for the independent directors of The Goldman Sachs Group, Inc. (Group Inc.), which was awarded on January 26, 2011, consisted of the following:
•	a $75,000 annual retainer in the form of 465 vested restricted stock units (RSUs) to each independent director, other than H. Lee Scott, Jr., who became a director in May 2010 and received a prorated retainer of $50,000 in the form of 310 vested RSUs;

•	a $25,000 committee chair fee in the form of 155 vested RSUs to each of John H. Bryan, Stephen Friedman and James A. Johnson, and a prorated committee chair fee of $8,333 in the form of 52 vested RSUs to James J. Schiro, who became Chair of the Audit Committee in September 2010; and

•	an annual grant of 2,500 vested RSUs to each independent director, other than Mr. Scott, who became a director in May 2010 and received a prorated annual grant of 1,667 vested RSUs.
     In addition, each of Rajat K. Gupta and Ruth J. Simmons, who retired as directors in May 2010, received a prorated retainer of $31,250 and a prorated annual grant of $168,085. Because they were no longer on the Group Inc. board of directors (the Board), the Board determined to pay their prorated compensation in cash rather than equity.
     RSUs granted to independent directors for 2010 services are fully vested and provide for delivery of the underlying shares of common stock, par value $0.01 per share (Common Stock), of Group Inc. on the first eligible trading day in the third quarter of the year following the year of the director’s retirement from the Board.
     The Board, upon the recommendation of Group Inc.’s Corporate Governance and Nominating Committee, has a stock ownership policy that requires each independent director to beneficially own at least 5,000 shares of Common Stock or fully vested RSUs within two years of becoming a director. All independent directors of Group Inc. are in compliance with this policy.
     Independent directors of Group Inc. are permitted to participate in Group Inc.’s employee matching gift program on the same terms as non-participating managing director employees generally. Under the program for 2010, Group Inc. matched gifts of up to $20,000 in the aggregate per participating individual.
     Independent directors receive no compensation other than directors’ fees.